UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2016

Cardtronics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Further to our organizational changes previously announced on July 7, 2016, on August 22, 2016, Cardtronics plc (the “Company”) and David Dove, President, North American Business Group, entered into the first amendment (the “Amendment”) to Mr. Dove’s employment agreement dated September 1, 2013 (the “Original Agreement”).

Pursuant to the Amendment, the Company and Mr. Dove agreed that absent an earlier termination for cause, Mr. Dove’s employment with the Company will automatically terminate on February 28, 2017.  During the transition period beginning on the date of the Amendment and ending on February 28, 2017, Mr. Dove will perform services as expressly requested by the Chief Commercial Officer of the Company. In addition, the Amendment permits Mr. Dove to pursue other business activities, provided such activities are disclosed in advance to the Company and do not otherwise violate the terms of the Original Agreement, as amended by the Amendment.

In addition to the compensation and benefits provided under the Original Agreement, pursuant to the Amendment the Company agreed to pay Mr. Dove, as a retention and transition incentive, a bonus payment of $200,000 in cash, subject to Mr. Dove’s continued compliance with certain restrictive covenants under the Original Agreement, as amended by the Amendment.  Such payment must be made following termination and within 15 days after the receipt by the Company of Mr. Dove’s release of claims under the Original Agreement, as amended by the Amendment, and a seven day revocation period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics plc
Date: August 23, 2016

	By:	/s/ Edward H. West
Name: Edward H. West
Title: Chief Financial Officer and Chief Operations Officer